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EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


"We consent to the use in this Amendment No. 2 to Registration Statement No. 333-115020 of MannKind Corporation on Form S-1 of our report dated April 29,
2004 (         , 2004 as to the fifth paragraph of Note 1), appearing in the
Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Financial Data," "Selected Financial Data" and "Experts" in such Prospectus.


Los Angeles, California
       , 2004"

The financial statements give effect to a one-for-three reverse split of the common stock of MannKind Corporation which will take place prior to the effective date of the registration statement of which this prospectus is a part. The preceding consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the one-for-three reverse split of the common stock of MannKind Corporation described in the fifth paragraph of Note 1 to the financial statements and assuming that from April 29, 2004 to the date of such completion no other material events have occurred that would affect the financial statements or disclosure therein.


DELOITTE & TOUCHE LLP
Los Angeles, California
July 2, 2004